Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert Vice President, Investor Relations (214) 303-3437

DEAN FOODS REPORTS STRONG THIRD QUARTER RESULTS

•	Continued Strong Performance Across All Segments

•	Q3 Diluted Earnings per Share of $0.20, Adjusted Diluted Earnings per Share increase 83% to $0.33

•	Dean Foods Full Year 2012 Guidance Increased to $1.27-$1.32 per share

•	Company announces Chief Financial Officer and General Counsel Succession Plans

DALLAS, TX, November 8, 2012 – Dean Foods Company (NYSE: DF) today announced strong third quarter results driven by continued solid growth across all operating segments. The Company reported third quarter 2012 diluted earnings per share of $0.20, compared to a third quarter 2011 loss per share of $8.39. The prior year third quarter includes a $1.9 billion goodwill impairment charge. On an adjusted basis, third quarter 2012 diluted earnings per share were $0.33, an 83 percent increase from the $0.18 adjusted diluted earnings per share in the prior year’s third quarter.

Third quarter consolidated operating income for the third quarter of 2012 totaled $182 million, compared to a consolidated operating loss of $1.9 billion in the third quarter of 2011. Adjusted third quarter consolidated operating income for the third quarter of 2012 totaled $145 million, a 35 percent increase from the $108 million reported in the third quarter of 2011.

Gregg Engles, Chairman of Dean Foods said: “Today we announced our fifth consecutive quarter of growth, with all of our operating segments continuing to perform well. We have successfully built on the momentum from the first half of the year to deliver 35 percent growth in third quarter adjusted operating income and 83 percent growth in adjusted diluted earnings per share for the quarter. Our strong performance this year has created the flexibility to pursue important strategic actions like the recently completed initial public offering of The WhiteWave Foods Company. It has also driven our expectations for further growth to close out the year.”

Net income attributable to Dean Foods totaled $36 million for the third quarter of 2012, compared to a net loss of $1.5 billion in the prior year third quarter. Adjusted net income for the third quarter was $61 million, an 84 percent increase from $33 million in the third quarter of 2011.

Net sales for the third quarter of 2012 totaled $3.1 billion, compared to $3.4 billion of net sales in the third quarter of 2011, reflecting strong sales growth at WhiteWave-Alpro offset by the pass-through of lower commodity costs at Fresh Dairy Direct and Morningstar.

Summary of Dean Foods Third Quarter 2012 Operating Results

	Q3 2012 $ millions (except EPS)	Y/Y Change

Consolidated Adjusted Operating Income	$145	+35%

Adjusted Interest Expense	$52	–17%

Consolidated Adjusted Net Income	$61	+84%

Adjusted Diluted Earnings per Share	$0.33	+83%

WHITEWAVE-ALPRO

For the third quarter of 2012, the WhiteWave-Alpro segment reported net sales of $598 million, 13 percent higher than third quarter 2011 net sales of $531 million.

Third Quarter 2012 WhiteWave-Alpro Summary

	Q3 2012 $ millions	Y/Y Change
Net Sales	$598	+13%

Operating Income	$64	+25%

Net sales growth was led by the Coffee Creamers and Beverages platform, which includes coffee creamers under the International Delight®, Land O Lakes®, Silk® and Horizon Organic® brands, as well as International Delight Iced Coffee. Coffee Creamers and Beverages net sales increased by more than 20 percent in the third quarter of 2012 as compared to the third quarter of 2011. Net sales in the North American Plant-based Foods and Beverages platform, which includes Silk Soymilk, PureAlmond® and PureCoconut®, increased more than 20 percent in the third quarter, driven primarily by continued strong growth of Silk PureAlmond. Alpro’s European Plant-based Foods and Beverages net sales increased high-single digits on a constant currency basis and declined low-single digits after currency conversion. Net sales in the Premium Dairy platform, which includes Horizon Organic branded milk and other products, increased mid-single digits in the third quarter.

For the quarter, WhiteWave-Alpro operating income was $64 million, a 25 percent increase from the $52 million in the third quarter of 2011.

The consolidated financial statements of The WhiteWave Foods Company will differ from our historically reported WhiteWave-Alpro segment results, as our historical results include adjustments for management and segment reporting purposes. In addition, The WhiteWave Food Company’s consolidated financial statements include certain other adjustments, including the allocation of corporate and shared service costs, which are not reflected in the WhiteWave-Alpro segment results.

FRESH DAIRY DIRECT

Third quarter Fresh Dairy Direct operating income was $94 million, as compared to $75 million in the third quarter of 2011. Third quarter Fresh Dairy Direct adjusted operating income was $100 million, a 32 percent increase from $75 million in the third quarter of 2011.

Third Quarter 2012 Fresh Dairy Direct Summary

	Q3 2012 $ millions	Y/Y Change

Fluid Milk Volume	N/A	–2.2%
Fluid Milk Volume, adjusted*	N/A	–1.4%

Adjusted Operating Income ($ millions)	$100	+32%

*	adjusted to exclude the estimated impact of the September 2011 Waukesha, WI plant divestiture

“Fresh Dairy Direct continued to successfully execute our plan in the third quarter, despite rising dairy commodity costs,” said Gregg Tanner, Dean Foods Chief Executive Officer. “We have a simplified, focused agenda that maximizes our strengths as a business. Our performance continued to be driven by a focus on three fundamental areas: volume performance versus the industry, price realization to cover commodity inflation, and cost efficiency with an unrelenting continued focus on the quality of our products, the safety of our employees, and the service we provide our customers.”

Fresh Dairy Direct volumes continued to outperform the broader industry. Fresh Dairy Direct fluid milk volumes declined 1.4 percent on a year-over-year basis, excluding the impact of divestitures. This compares to the balance of the industry that experienced a volume decline of approximately 3.1 percent on a year-over-year basis, based on USDA data and Company estimates.

The pass-through of lower overall year-over-year commodity costs resulted in Fresh Dairy Direct net sales of $2.2 billion, a 13 percent decrease from $2.5 billion in net sales for the third quarter of 2011. The third quarter 2012 average Class I Mover, a measure of raw milk costs, was $16.55 per hundred-weight, a decrease of 23 percent from the third quarter of 2011, but 6 percent above the second quarter 2012 level.

MORNINGSTAR

Third Quarter 2012 Morningstar Summary

	Q3 2012 $ millions	Y/Y Change

Volume	N/A	+6%

Operating Income ($ millions)	$31	+54%

Third quarter 2012 Morningstar volumes increased 6 percent as compared to the third quarter of 2011, reflecting continued strong growth across the away from home channel. Core volume growth, offset by the pass-through of lower dairy commodity costs, resulted in Morningstar net sales of $338 million, a decrease of 3 percent from the year-ago period. Morningstar operating income increased 54 percent in the third quarter of 2012 to $31 million, from $20 million in the third quarter of 2011.

CORPORATE EXPENSE

Third quarter 2012 corporate expense totaled $57 million, compared to $55 million in the third quarter of 2011, or $49 million compared to $40 million on an adjusted basis.

CASH FLOW

Net cash provided by continuing operations for the nine months ended September 30, 2012 totaled $354 million, compared to $246 million for the nine months ended September 30, 2011. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled $191 million for the first nine months of 2012, compared to $30 million over the same period in 2011. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided in the tables below.

Capital expenditures through the first nine months of 2012 totaled $163 million, compared to $215 million through the first nine months of 2011. Total debt outstanding, net of cash on hand, decreased by $362 million from year-ago levels. Total debt at September 30, 2012, net of $70 million cash on hand, was $3.4 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 3.71 times as of the end of the third quarter versus a maximum leverage ratio covenant of 5.50 times.

FORWARD OUTLOOK

Dean Foods management increased full year 2012 guidance for adjusted diluted earnings of between $1.27 and $1.32 per share, driven by continued strong momentum across the business, offset by the expected impact of rising commodity costs, particularly at Fresh Dairy Direct. Management currently expects the Class I mover, a measure of raw milk costs, to increase approximately 20 percent in the fourth quarter from third quarter levels. Management expects fourth quarter 2012 adjusted diluted earnings per share of between $0.27 and $0.32.

“Before any adjustments related to the IPO of the WhiteWave-Alpro business, our full year 2012 expectations have risen across the business. At WhiteWave-Alpro, we said we expected strong momentum to continue in the back half of the year,” continued Engles.” Third quarter results were strong, and we expect continued momentum in the fourth quarter, with full-year segment operating income growth of around 20 percent.

“At Fresh Dairy Direct, last quarter we said we expected mid-to-high teens full year operating income growth. We expect the upside from the third quarter to more than offset the impact of higher than expected commodity costs and the effects of Hurricane Sandy in the fourth quarter. So, while we continue to expect fourth quarter Fresh Dairy Direct operating income to be down on a year-over-year basis, we have increased our full-year expectations for operating income to increase in the high-teens to twenty percent. The third quarters’ outperformance has provided a bit of breathing room against this target as we navigate a more challenging commodity environment in the fourth quarter, giving us confidence in our ability to hit our full-year segment operating income target.

“At Morningstar, strong growth across the business has continued, and we are increasing our expectations for full-year operating income growth. We now expect Morningstar full-year operating income to be above year ago levels in the mid-twenty percents, reflecting expectations for continued momentum to finish out the year.”

There are several adjustments to Company guidance as a result of the October 31, 2012 completion of the initial public offering of 13.3 percent of the economic interest in The WhiteWave Foods Company, formerly a wholly owned subsidiary of Dean Foods. These adjustments and guidance are reflective of management expectations for Dean Foods including the WhiteWave-Alpo segment, which only includes two months of adjustments for the fourth quarter, representing the portion of the quarter after the IPO. They are not intended to reflect the anticipated performance of, or expectations for, The WhiteWave Foods Company fourth quarter expectations. The WhiteWave Foods Company will issue its own guidance later in the fourth quarter, following the expiration of the IPO quiet period.

These adjustments include changes to business relationships between Dean Foods’ segments to reflect market pricing, which are expected to decrease WhiteWave-Alpro segment operating income by approximately $4-6 million in the fourth quarter, while increasing operating income across remaining Dean Foods by an equal amount.

Additionally, a significant amount of corporate costs previously incurred at the Dean Foods corporate segment will be transferred to WhiteWave-Alpro. These costs primarily reflect long-term incentive compensation costs of WhiteWave-Alpro employees. Additionally, WhiteWave-Alpro will incur incremental corporate costs to establish public company functions including legal, corporate accounting, treasury, SEC reporting, and investor relations. In total, WhiteWave-Alpro is expected to incur $8-10 million in incremental fourth quarter corporate costs compared to pre-IPO levels. Dean Foods’ corporate costs are expected to decline by approximately $6-8 million, resulting in an incremental $1-2 million of costs for total Dean Foods.

WhiteWave-Alpro is expected to incur approximately $4 million of interest expense in the fourth quarter related to borrowings under its newly established credit facility. The debt reduction related to the $1.16 billion payment from The WhiteWave Foods Company to Dean Foods is expected to reduce Dean Foods’ fourth quarter interest expense by $4 million to approximately $45 million.

Overall, the various IPO-related adjustments will create some minor shifts between segments, but do not affect adjusted diluted EPS guidance, which remains $1.27-$1.32 both before and after the IPO-related adjustments. Going forward, The WhiteWave Foods Company results will be consolidated in Dean Foods results. An adjustment will be made to back out the 13.3 percent non-controlling interest for post-IPO periods.

Beginning with the fourth quarter of 2012, The WhiteWave Foods Company will report earnings separately from Dean Foods and expects to hold independent conference calls with the investment community.

THE WHITEWAVE FOODS COMPANY INITIAL PUBLIC OFFERING

On October 31, 2012, The WhiteWave Foods Company, formerly a wholly-owned subsidiary of Dean Foods, that owns the business comprising Dean Foods’ WhiteWave-Alpro segment, completed its initial public offering of 23 million shares of its Class A common stock at a price to the public of $17.00 per share (the “WhiteWave IPO”). WhiteWave’s Class A common stock began trading on the New York Stock Exchange on October 26, 2012 under the symbol “WWAV”. The underwriters of the WhiteWave IPO have an option to purchase an additional 3.45 million shares of Class A common stock of WhiteWave at a price to the public of $17 per share on or before November 24, 2012. In addition, in connection with the WhiteWave IPO, WhiteWave entered into a $1.35 billion senior secured credit facility under which it borrowed approximately $885 million upon completion of the WhiteWave IPO. Substantially all of the net proceeds of the initial borrowing under the WhiteWave senior secured credit facility plus $282 million of the net proceeds of the WhiteWave IPO were used to repay approximately $1.16 billion of indebtedness outstanding under the Dean Foods senior secured credit facility.

WhiteWave used the remaining net proceeds from the WhiteWave IPO of approximately $86 million, and will use any proceeds that may be received from the future exercise of the underwriters’ overallotment option, to reduce the indebtedness outstanding under the revolving portion of its senior secured credit facility.

Mr. Engles said: “We believe this is the right move for our shareholders, employees and customers. WhiteWave Foods and the rest of Dean Foods have distinct product portfolios that require different management styles, operating philosophies and levels of investment. This transaction is the next logical step in our evolution and the timing is right. We are fortunate to have a deep bench of leadership talent within both Dean Foods and WhiteWave, which will enable a smooth transition.”

Following the WhiteWave IPO, Dean Foods continues to own approximately 86.7 percent of the economic interest in, and approximately 98.5 percent of the voting power of, WhiteWave’s capital stock. Dean Foods previously announced its intention to effect a tax-free spin-off or other tax-free disposition of all or a portion of its remaining ownership interest in WhiteWave to Dean Foods stockholders as soon as practicable but no earlier than the expiration or waiver of the 180-day lock-up period under the WhiteWave IPO underwriting agreement, which will expire on April 23, 2013. Any such spin-off or other disposition would be subject to various conditions including the receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and, in the case of a tax-free spin-off or other tax-free disposition, Dean Foods’ receipt of a private letter ruling from the Internal Revenue Service and/or an opinion of counsel that the transaction would be tax-free to Dean Foods and its stockholders. There can be no assurance as to when or whether the proposed spin-off or any other disposition will occur.

Following any spin-off or other disposition, Dean Foods anticipates that there will be ongoing commercial relationships between Dean Foods and WhiteWave. In addition, Dean Foods and WhiteWave will provide certain transitional services to each other.

MANAGEMENT TEAM

As previously announced, pursuant to a transitional service agreement that took effect upon completion of the WhiteWave Foods Company IPO, Gregg Engles was appointed Chairman and Chief Executive Officer of The WhiteWave Foods Company. Effective upon completion of the WhiteWave IPO on October 31, 2012, Mr. Engles resigned as Chief Executive Officer of Dean Foods, while remaining Chairman of Dean Foods. Also effective upon completion of the WhiteWave IPO, Gregg Tanner, President of Fresh Dairy Direct and Chief Supply Chain Officer, assumed the role of Chief Executive Officer of Dean Foods.

Mr. Engles said: “In his five years with Dean Foods, Gregg Tanner has led the Supply Chain and FDD organizations to great success, driving a continuous improvement process and mindset that has driven out costs and increased efficiency across our production and distribution network. More recently, he has returned the FDD business to growth despite challenging market conditions. Gregg is one of the most knowledgeable and capable leaders in this industry, and the Board and I are fully confident in his abilities to lead Dean Foods and to continue to build on the recent successes at Dean Foods to drive long-term value.”

Gregg Tanner, Chief Executive Officer of Dean Foods, commented: “I’m honored and humbled by the opportunity to become the Chief Executive Officer of Dean Foods, and I am excited about our future as the country’s leading and largest dairy company. I’m excited because this is a business with many unique advantages. We have significant scale, being five times the size of our next largest competitor. We have a unique national footprint and one of the largest refrigerated direct store delivery networks in the country, giving us national reach, and local touch. I believe our network optimization and supply chain management efforts have made us one of the most efficient, profitable operators in the country, and we will continue to push that advantage. And bar none, I strongly believe our organization has the best talent in the industry, both in management and throughout the Company. I would also like to take a minute to thank our employees for their continued focus and commitment to Dean Foods. Our company has experienced great change over the past few months, but our team has stayed focused on our priorities and that has translated into the results you’re seeing today.

“I feel very fortunate to be leading such a talented team, and we believe that our future success will be driven by leveraging our advantages toward our streamlined agenda of volume, price, and cost. At the same time, we are uncompromising in our focus on the quality of our products, the safety of our employees, and the service we provide to our customers.

“Our financial flexibility is vastly improved. Looking ahead, with a strong cash-flow and return on invested capital focus, our financial strength should continue to improve.

“I believe we have a strong foundation for Dean Foods to drive significant shareholder value in the years to come.”

Two of Dean Foods’ senior executives, Shaun Mara and Steve Kemps, have announced their plans to leave the company. They have both committed to remain at Dean Foods through the year-end reporting cycle. Thereafter, Mr. Mara and Mr. Kemps will continue in a consultancy capacity for several months in order to assist Gregg Tanner and his team in facilitating a smooth transition, in anticipation of a tax-free spin-off or other disposition of Dean Foods’ remaining ownership interest in The WhiteWave Foods Company and the potential sale of the Morningstar business.

Mr. Mara will step down as Executive Vice President and Chief Financial Officer of Dean Foods following the year-end reporting cycle to pursue other opportunities. Upon his departure, Chris Bellairs, currently Chief Financial Officer of Fresh Dairy Direct, will be promoted to Executive Vice President and Chief Financial Officer of Dean Foods. Mr. Bellairs is a seasoned financial executive with significant experience at Proctor and Gamble, Pepsi and Iron Mountain. In his four and a half years at Dean Foods he has served side-by-side with Gregg Tanner in Chief Financial Officer roles of both Supply Chain and Fresh Dairy Direct and has been instrumental in helping to lead Dean Foods’ cost reduction efforts and the return to growth of the Fresh Dairy Direct business.

Mr. Kemps, currently Executive Vice President and General Counsel of Dean Foods intends to leave the Company following the year end reporting cycle to pursue other opportunities. Upon his departure, Rachel Gonzalez, currently Deputy General Counsel of Dean Foods, will be promoted to Executive Vice President and General Counsel of Dean Foods. Ms. Gonzalez joined Dean Foods in 2008. Prior to joining Dean, Ms. Gonzalez served as Senior Vice President and Group Counsel for Mergers and Acquisitions at Affiliated Computer Services, Inc. Prior to joining ACS, Ms. Gonzalez was a partner in the law firm of Morgan, Lewis and Bockius LLP.

Mr. Engles said: “I would like to take this opportunity to recognize Shaun Mara and Steve Kemps for their dedication and service to Dean Foods and to thank them for assisting in this transition. Shaun played a vital role in the transformation of the Finance function and Dean Foods more broadly. Steve has overseen a critical period at Dean Foods and made tremendous contributions to the business. We are grateful to them for their service as executives, and we wish them well in their future endeavors. I would also like to congratulate Chris and Rachel on their well-deserved promotions.”

MORNINGSTAR SALE PROCESS

As previously announced on September 26, 2012, Dean Foods is exploring strategic alternatives regarding its Morningstar business, including a potential sale of the business. This process is ongoing, and the Company expects to make an announcement when and if an agreement relating to such transaction is executed.

CONFERENCE CALL/WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9.30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at http://www.deanfoods.com/. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is a leading food and beverage company in the United States. The Company’s Fresh Dairy Direct segment is one of the nation’s largest processors and direct-to-store distributors of fluid milk marketed under more than 50 local and regional dairy brands and private labels. Fresh Dairy Direct also distributes ice cream, cultured products, juices, teas, bottled water and other products. Morningstar Foods is a leading warehouse delivery dairy business that produces and sells traditional and specialty dairy items, including cultured dairy products, ice cream mixes, coffee creamers, aerosol whipped toppings, traditional and value-added milks, and blended iced beverages to retailers and foodservice providers nationwide. Dean Foods also holds a majority interest in The WhiteWave Foods Company, which produces and sells an array of nationally and internationally branded plant-based foods and beverages, coffee creamers and beverages, and premium dairy products. WhiteWave brands - including Silk®, Horizon Organic®, International Delight®, and LAND O LAKES® - are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food and beverage products with the Alpro® soya and Provamel® brands. For more information about Dean Foods, visit www.deanfoods.com.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures (including the potential sale of Morningstar) and expected financial performance, the status of the Company’s litigation matters, any potential spin-off or other disposition of the Company’s remaining ownership interest in The WhiteWave Foods Company and the succession plans for the Company’s executive officers.

These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. Any spin-off or other disposition of the Company’s remaining ownership interest in The WhiteWave Foods Company would be subject to various conditions, including the receipt of any necessary regulatory or other approvals, the existence of satisfactory market conditions and, in the case of a tax-free spin-off or other tax-free disposition, the Company’s receipt of a private letter ruling from the Internal Revenue Service and/or an opinion of counsel that the transaction would be tax free to the Company and its stockholders. Any potential sale of Morningstar would be subject to, among other things, the negotiation and execution of a definitive purchase and sale agreement acceptable to the Company. For other risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

STATEMENT REGARDING THE WHITEWAVE FOODS COMPANY REGISTRATION STATEMENT

A Registration statement relating to securities of The WhiteWave Foods Company has been filed with and declared effective by the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED*
	Three months ended September 30,		Three months ended September 30,
	2012	2011	2012		2011
Net sales	$3,143,252	$3,410,797	$3,143,252		$3,410,797
Cost of sales	2,361,495	2,669,532	2,355,512	(a)	2,669,532

Gross profit	781,757	741,265	787,740		741,265

Operating costs and expenses:
Selling and distribution	502,710	498,682	502,710		498,682
General and administrative	145,404	148,191	137,404	(h)	133,438	(b)(c)(h)
Amortization of intangibles	2,299	2,584	2,299		2,584
Facility closing and reorganization costs	5,996	10,283	—	(d)	—	(d)
Goodwill impairment	—	1,926,000	—		—	(f)
Other operating (income) loss	(56,339)	27,827	—	(b)	—	(b)
Loss attributable to non-controlling interest in Hero JV	—	—	—		(1,323	)(g)

Total operating costs and expenses	600,070	2,613,567	642,413		633,381

Operating income (loss)	181,687	(1,872,302)	145,327		107,884

Interest expense	52,259	62,873	51,741	(e)	62,023	(e)
Other (income) loss, net	484	(414)	484		(414)

Income (loss) from continuing operations before income taxes	128,944	(1,934,761)	93,102		46,275

Income tax expense (benefit)	92,503	(379,111)	31,953	(i)	13,023	(i)

Income (loss) from continuing operations	36,441	(1,555,650)	61,149		33,252
Gain on sale of discontinued operations, net of tax	—	3,616	—		—	(j)

Net income (loss)	36,441	(1,552,034)	61,149		33,252
Net loss attributable to non-controlling interest	—	11,537	—		—	(b)(g)

Net income (loss) attributable to Dean Foods Company	$36,441	$(1,540,497)	$61,149		$33,252

Average common shares:
Basic	184,990	183,650	184,990		183,650
Diluted	186,301	183,650	186,301		184,173	(k)

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$0.20	$(8.41)	$0.33		$0.18
Gain from discontinued operations attributable to Dean Foods Company	—	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$0.20	$(8.39)	$0.33		$0.18

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$0.20	$(8.41)	$0.33		$0.18
Gain from discontinued operations attributable to Dean Foods Company	—	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$0.20	$(8.39)	$0.33		$0.18

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share data)

	GAAP		ADJUSTED*
	Nine months ended September 30,		Nine months ended September 30,
	2012	2011	2012		2011
Net sales	$9,482,850	$9,759,459	$9,482,850		$9,759,459
Cost of sales	7,108,120	7,508,351	7,102,137	(a)	7,508,351

Gross profit	2,374,730	2,251,108	2,380,713		2,251,108

Operating costs and expenses:
Selling and distribution	1,504,566	1,476,578	1,504,566		1,476,578
General and administrative	427,564	466,498	415,564	(h)	443,234	(b)(c)
Amortization of intangibles	6,888	7,959	6,888		7,959
Facility closing and reorganization costs	41,350	42,152	—	(d)	—	(d)
Litigation settlements	—	131,300	—		—	(e)
Goodwill impairment	—	1,926,000	—		—	(f)
Other operating income	(56,339)	(16,561)	—	(b)	—	(b)
Loss attributable to non-controlling interest in Hero JV	—	—	—		(5,623	)(g)

Total operating costs and expenses	1,924,029	4,033,926	1,927,018		1,922,148

Operating income (loss)	450,701	(1,782,818)	453,695		328,960

Interest expense	166,828	191,636	164,610	(e)	190,786	(e)
Other income, net	(913)	(1,169)	(913)		(1,169)

Income (loss) from continuing operations before income taxes	284,786	(1,973,285)	289,998		139,343
Income tax expense (benefit)	151,839	(387,997)	105,888	(i)	48,999	(i)

Income (loss) from continuing operations	132,947	(1,585,288)	184,110		90,344
Gain (loss) on sale of discontinued operations, net of tax	(2,458)	3,616	—	(j)	—	(j)

Net income (loss)	130,489	(1,581,672)	184,110		90,344
Net loss attributable to non-controlling interest	—	15,925	—		—	(b)(g)

Net income (loss) attributable to Dean Foods Company	$130,489	$(1,565,747)	$184,110		$90,344

Average common shares:
Basic	184,553	183,279	184,553		183,279
Diluted	185,607	183,279	185,607		184,158	(k)

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$0.72	$(8.56)	$1.00		$0.49
Gain (loss) from discontinued operations attributable to Dean Foods Company	(0.01)	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$0.71	$(8.54)	$1.00		$0.49

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$0.71	$(8.56)	$0.99		$0.49
Gain (loss) from discontinued operations attributable to Dean Foods Company	(0.01)	0.02	—		—

Net income (loss) attributable to Dean Foods Company	$0.70	$(8.54)	$0.99		$0.49

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$69,775	$114,851
Other current assets	1,615,145	1,601,471

Total current assets	1,684,920	1,716,322
Property, plant and equipment, net	2,037,386	2,114,380
Intangibles and other assets, net	1,927,654	1,923,661

Total Assets	$5,649,960	$5,754,363

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Total current liabilities, excluding debt	$1,337,805	$1,293,003
Total long-term debt, including current portion	3,451,118	3,765,928
Other long-term liabilities	810,464	794,083

Total Dean Foods Company stockholders' equity (deficit)	50,573	(103,398)
Non-controlling interest	—	4,747

Total stockholders' equity (deficit)	50,573	(98,651)

Total Liabilities and Stockholders' Equity (Deficit)	$5,649,960	$5,754,363

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Nine months ended September 30,
	2012	2011
Operating Activities
Net cash provided by continuing operations	354,004	$245,649
Net cash provided by discontinued operations	—	774

Net cash provided by operating activities	$354,004	$246,423

Investing Activities
Payments for property, plant and equipment	(162,731)	(215,412)
Cash proceeds from insurance and other recoveries	7,481	—
Proceeds from divestitures	56,339	185,270
Proceeds from sale of fixed assets	11,980	5,277
Other, net	(993)	—

Net cash used in investing activities—continuing operations	(87,924)	(24,865)
Net cash provided by investing activities—discontinued operations	—	3,616

Net cash used in investing activities	(87,924)	(21,249)

Financing Activities
Net repayment of debt	(316,004)	(218,068)
Payment of deferred financing costs	—	(600)
Issuance of common stock, net of share repurchases	3,138	3,764
Tax savings on share-based compensation	360	—
Capital contribution from non-controlling interest	—	6,304

Net cash used in financing activities	(312,506)	(208,600)

Effect of exchange rate changes on cash and cash equivalents	1,350	(850)

Increase (decrease) in cash and cash equivalents	(45,076)	15,724
Cash and cash equivalents, beginning of period	114,851	92,007

Cash and cash equivalents, end of period	$69,775	$107,731

Computation of Free Cash Flow provided by operating activities

Net cash provided by operating activities	$354,004	$245,649
Net additions to property, plant and equipment	(162,731)	(215,412)

Free cash flow provided by operating activities	$191,273	$30,237

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Three months ended
	September 30, 2012
		Asset	Asset write-down	Post retirement	Facility closing			Non-controlling
		impairment	& (gain) loss on	benefits	& reorganization	Litigation	Goodwill	interest in	Other
		non-restructuring	sales of assets	adjustment	costs	settlements	impairment	Hero JV	adjustments
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Adjusted*
Segment operating income (loss):
Fresh Dairy Direct	$93,713	$5,983	$—	$—	$—	$—	$—	$—	$—	$99,696
Morningstar	30,594	—	—	—	—	—	—	—	—	30,594
Whitewave—Alpro	64,205	—	—	—	—	—	—	—	—	64,205
Corporate	(57,168)	—	—	—	—	—	—	—	8,000	(49,168)
Facility closing and reorganization costs	(5,996)	—	—	—	5,996	—	—	—	—	—
Other income	56,339	—	(56,339)	—	—	—	—	—	—	—

Total operating income	$181,687	$5,983	$(56,339)	$—	$5,996	$—	$—	$—	$8,000	$145,327

Net income attributable to Dean Foods Company (i)	$36,441	$3,846	$11,264	$—	$4,113	$334	$—	$—	$5,151	$61,149

Diluted earnings per share	$0.20	$0.02	$0.06	$—	$0.02	$—	$—	$—	$0.03	$0.33

	Three months ended
	September 30, 2011
		Asset	Asset write-down	Post retirement	Facility closing			Non-controlling
		impairment	& (gain) loss on	benefits	& reorganization	Litigation	Goodwill	interest in	Other
		non-restructuring	sales of assets	adjustment	costs	settlements	impairment	Hero JV	adjustments
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (j)	Adjusted*
Segment operating income (loss):
Fresh Dairy Direct	$75,425	$—	$—	$—	$—	$—	$—	$—	$—	$75,425
Morningstar	19,856	—	—	—	—	—	—	—	—	19,856
Whitewave—Alpro	51,531	—	—	—	—	—	—	—	—	51,531
Non-controlling interest in Hero JV	—	—	—	—	—	—	—	1,323	—	1,323
Corporate	(55,004)	—	(25)	15,172	—	—	—	—	(394)	(40,251)
Facility closing and reorganization costs	(10,283)	—	—	—	10,283	—	—	—	—	—
Goodwill impairment	(1,926,000)	—	—	—	—	—	1,926,000	—	—	—
Other loss	(27,827)	—	27,827	—	—	—	—	—	—	—

Total operating income (loss)	$(1,872,302)	$—	$27,802	$15,172	$10,283	$—	$1,926,000	$1,323	$(394)	$107,884

Net income (loss) attributable to Dean Foods Company (i)	$(1,540,497)	$—	$10,711	$9,769	$6,591	$548	$1,550,000	$—	$(3,870)	$33,252

Diluted earnings (loss) per share (k)	$(8.39)	$—	$0.06	$0.05	$0.04	$—	$8.44	$—	$(0.02)	$0.18

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands, except per share data)

	Nine months ended
	September 30, 2012
		Asset	Asset write-down	Post retirement	Facility closing			Non-controlling
		impairment	& (gain) loss on	benefits	& reorganization	Litigation	Goodwill	interest in	Other
		non-restructuring	sales of assets	adjustment	costs	settlements	impairment	Hero JV	adjustments
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h) (j)	Adjusted*
Segment operating income (loss):
Fresh Dairy Direct	$320,114	$5,983	$—	$—	$—	$—	$—	$—	$—	$326,097
Morningstar	91,515	—	—	—	—	—	—	—	—	91,515
Whitewave—Alpro	182,210	—	—	—	—	—	—	—	—	182,210
Corporate	(158,127)	—	—	—	—	—	—	—	12,000	(146,127)
Facility closing and reorganization costs	(41,350)	—	—	—	41,350	—	—	—	—	—
Other income	56,339	—	(56,339)	—	—	—	—	—	—	—

Total operating income	$450,701	$5,983	$(56,339)	$—	$41,350	$—	$—	$—	$12,000	$453,695

Net income attributable to Dean Foods Company (i)	$130,489	$3,846	$11,264	$—	$26,896	$1,431	$—	$—	$10,184	$184,110

Diluted earnings per share	$0.70	$0.02	$0.06	$—	$0.14	$0.01	$—	$—	$0.06	$0.99

	Nine months ended
	September 30, 2011
		Asset	Asset write-down	Post retirement	Facility closing			Non-controlling
		impairment	& (gain) loss on	benefits	& reorganization	Litigation	Goodwill	interest in	Other
		non-restructuring	sales of assets	adjustment	costs	settlements	impairment	Hero JV	adjustments
	GAAP	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(j)	Adjusted*
Segment operating income (loss):
Fresh Dairy Direct	$250,104	$—	$—	$—	$—	$—	$—	$—	$—	$250,104
Morningstar	72,364	—	—	—	—	—	—	—	—	72,364
Whitewave—Alpro	141,723	—	—	—	—	—	—	—	—	141,723
Non-controlling interest in Hero JV	—	—	—	—	—	—	—	5,623	—	5,623
Corporate	(164,118)	—	8,092	15,172	—	—	—	—	—	(140,854)
Facility closing and reorganization costs	(42,152)	—	—	—	42,152	—	—	—	—	—
Litigation settlement	(131,300)	—	—	—	—	131,300	—	—	—	—
Goodwill impairment	(1,926,000)	—	—	—	—	—	1,926,000	—	—	—
Other income	16,561	—	(16,561)	—	—	—	—	—	—	—

Total operating income (loss)	$(1,782,818)	$—	$(8,469)	$15,172	$42,152	$131,300	$1,926,000	$5,623	$—	$328,960

Net income (loss) attributable to Dean Foods Company (i)	$(1,565,747)	$—	$(12,161)	$9,769	$27,014	$85,085	$1,550,000	$—	$(3,616)	$90,344

Diluted earnings (loss) per share (k)	$(8.54)	$—	$(0.07)	$0.05	$0.15	$0.46	$8.46	$—	$(0.02)	$0.49

* See notes to Earnings Release Tables

For the three and nine months ended September 30, 2012 and 2011, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of an asset write-down that was recorded at our Evart, Michigan production facility during the third quarter of 2012 as a result of declining cash flows due to the loss of a significant customer. We intend to shut down production at this facility in February 2013.

(b)	The adjustment reflects the elimination of the following:

a.	A pre-tax gain resulting from the sale of our approximately 25% non-controlling interest in Consolidated Container Company, which closed on July 3, 2012;

b.	A net gain resulting from the sales of our Mountain High and private label yogurt operations, which closed on February 1, 2011 and April 1, 2011, respectively;

c.	A net loss resulting from the sale of our fluid milk operations at our manufacturing facility in Waukesha, Wisconsin, which was completed on September 8, 2011;

d.	Charges associated with our ceasing to use of certain corporate assets; and

e.	The write-down of the Hero/WhiteWave joint venture’s long-lived assets to fair value, less cost to sell, as a result of the joint venture partner’s approval to wind down the operations of the joint venture.

(c)	The adjustment reflects the exclusion of a non-cash charge of $15.2 million for previously unrecorded other postretirement benefits related to periods prior to 2011.

(d)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(e)	The adjustment reflects the elimination of a charge and related interest accretion, in connection with our previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The Court granted final approval of the settlement agreement on June 15, 2012.

(f)	The adjustment reflects the elimination of the non-cash goodwill impairment charge related to our Fresh Dairy Direct segment.

(g)	In 2011, the results of operations for the Hero/WhiteWave joint venture were consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own. As of September 30, 2012, we have completed the shutdown of the operations and only an immaterial amount of assets remain as part of the investment. We may incur additional charges related to the final settlement of the joint venture with Hero Group.

(h)	The adjustment reflects the elimination of transaction-related fees and expenses incurred in connection with the WhiteWave Foods Company’s initial public offering completed on October 31, 2012 and acquisitions and divestitures that have closed or are expected to close.

(i)	The adjustment reflects the income tax impact for income from continuing operations before income taxes on adjustments (a) through (h).

(j)	The adjustment reflects the elimination of discontinued operations, net of tax.

(k)	The adjustment reflects an add-back of the dilutive shares, which were anti-dilutive for GAAP purposes.